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                                                               EXHIBIT 99.(e)(6)

                                   AMENDMENT
                                   ---------

    AMENDMENT dated as of the 21st day of December, 2000 to the Change of Control Employment Agreement by and between Ronald D. Sugar (the "Executive") and Litton Industries, Inc., a Delaware corporation (the "Company"), dated as of June 21, 2000 (the "Agreement").

    Section 11(f) of the Agreement is hereby amended to read in its entirety as follows:

    The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will" and, subject to Section 1(a), prior to the Effective Date, the Executive's employment may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date, except as specifically provided herein, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof other than the Letter Agreement between the Executive and the Company dated June 21, 2000.

    IN WITNESS WHEREOF, the Executive has hereunto signed his name and the Company has caused this amendment to be executed in its name and on its behalf by its duly authorized officer, as of the 21st day of December 2000.


                                      /s/ Ronald D. Sugar
                                  ------------------------------------
                                  Ronald D. Sugar


                                  LITTON INDUSTRIES, INC.

                                  By  /s/ Lynne M.O. Brickner
                                     ------------------------------------
                                     Lynne M. O. Brickner
                                     Vice President and Secretary